Victory Energy Announces Preliminary Third Quarter 2014 Results
Conference Call at 3:00 pm ET on November 20, 2014
AUSTIN, Texas – (November 19, 2014). Victory Energy Corporation, (OTCQX: VYEY) (“Victory” or “the Company”) a rapidly growing, Permian Basin focused oil and gas company, today announced operating results for the three months and nine months ended September 30, 2014.

2014 Third Quarter Highlights (Unaudited)

•	$5.5 million of total assets

•	Issued Updated Reserve Report showing a proved reserve increase of 62.6%

•	Identified additional Permian production and development acquisition targets that will continue to increase reserves and cash flow in 2015.

•	Year-to-date production and revenue growth of 23% and 21%, respectively

•	Year to date revenues exceed $600 thousand at September 30, 2014

•	Current quarter oil revenues exceed 70% of total revenues

•	Reduced year- to-date lifting costs per BOE to $17.87 from $18.95 at September 30, 2014

•	Research Coverage Initiated by See Thru Equity with a target price of $1.27

•	Added three more producing oil and gas wells with two additional wells in various stages of completion. These wells are expected to increase reserves and cash flow for the remainder of 2014.

•	Concluded the Fairway Project Acquisition on September 23, 2014 resulting in a 10% WI and 7.5% NRI in approximately 2080 gross acres located in Glasscock and Howard County Texas.

•	At September 30, 2014 the Company held working interests in 31 wells in Texas and New Mexico

•	Participated in the Euro Pacific Investment Conference, the See Thru Equity Fall Investor Conference and the IPAA OGIS San Francisco Conference

“Although we refrained from the second closing on the Fairway Project in order to avoid issues with regard to title, we are pleased with the progress on the wells included in the 2,080 gross acres we did close on. In particular, one of those wells, BOA #5 has been drilled to target depth and logged. Based on well logs, this Fusselman well could be the largest single well drilled to date at Fairway, delivering anywhere from 15 to 37 net BOE per day to our 7.5% net revenue interest. We are looking forward to seeing that well get completed in the coming weeks,” said Kenny Hill, Victory Energy's CEO. “In addition we continue to aggressively pursue business arrangements for the acquisition and development of properties that contain proved reserves both developed and undeveloped. Our investment objectives remain focused on creating long-term shareholder value by increasing our oil and natural gas production and reserves, improving financial returns, and carefully managing capital needs.”

Victory Energy is an independent, growth oriented oil and natural gas Company focused on acquiring, developing and producing oil and natural gas properties in the Permian Basin of Texas and southeast New Mexico. Through its partnership interest in Aurora Energy Partners, the company is able to acquire needed capital when ideal projects, with specific capital return and development profiles become available. At September 30, 2014, the Company held a working interest in 31 wells.

Revenues for the nine months ended September 30, 2014 increased 21% year-over-year to $606,487 due primarily to the revenue growth in the first half from new wells in 2014. Approximately 7 BOEPD of the planned replacement of the Lightnin’ production, in the third quarter from our more upside potential Fairway acquisition, was excluded from the third quarter since we did not close on some certain wells originally planned in the Fairway Project acquisition due to title issues which were not cleared to our satisfaction. If the related producing wells would have been acquired our third quarter production would have been approximately the same as in third quarter of 2013.

Our lifting costs (LOE) for the third quarter of 2014 was $42,154, down 22% from $55,849 a year ago, resulting from lower production volumes. However, our year to date lifting costs declined on a BOE basis overall from new well production in 2014 to $16.07 from $16.38 per BOE.

Net loss attributable to Victory Energy was ($617,820), or a loss of $0.02 per share, for the three months ended September 30, 2014 compared to a loss of ($341,056) and $0.01, respectively, in the third quarter of 2013. The weighted average shares outstanding at September 30, 2014 were 29.0 million shares compared to 27.6 million as of December 31, 2014.

General and administrative expenses were $651,611, up from $383,458 in the third quarter of 2013. General and administrative expenses rose because of a significant expansion in our investor relations and capital markets awareness efforts, additional legal and accounting costs associated with public company reporting requirements and director/employee stock based compensation (noncash) utilized for key employee acquisition and retention. Our share based compensation expense is associated with awards under the shareholder 2014 Long Term Incentive Plan approved earlier this year.

Victory Energy had $46,062 of cash and $5.5 million of total assets at September 30, 2014. Total shareholders’ equity was $3.0 million at September 30, 2014. The Company remains in active discussions with Navitus and others related to capital infusion and longer term financing required for our capital expenditures planned for the remainder of 2014 and 2015.

Operational Updates

In addition to the producing wells included in the Fairway acquisition, the BOA North #4, , Wagga-Wagga #2, and Homar #1 wells are now in production and the BOA North #5, Taree #1 and Ballarat #1 wells are now in various stages of completion.

•	Homar #1 went into production in July and has been averaging ~36 BOEPD since that time

•	BOA North #4 was completed in late August. Average gross daily production in September was approximately ~35 BOEPD

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BOA North #5 was successfully drilled and logged in September. The Jailhouse Fusselman formation appears to be equal to or better than a nearby analogous well that has been on production for over three years. Initial production at the analogous well averaged ~500 BOEPD for the first few months, with current production averaging over ~200 BOEPD. We anticipate the completion to occur in the coming days. If successfully completed, three additional 40 acres development drilling locations (PUD’S) will be available for our annual reserve report and future drilling.

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Wagga-Wagga #2 went on pump in late August and has been averaging daily production rates of ~40 BO per day with over 200 mcf per day of gas being flared. The operator anticipates a gas sales line to be connected before the end of year.

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Taree #1 was drilled to target depth in late August and has been awaiting a completion rig since that time. Open-hole logs have been completed. Both the Fusselman and Ellenberger appear to be productive zones and will be tested when a completion rig come available shortly.

•	Ballarat #1 has been successfully completed and is now being put on pump.

These new wells will grow our production and our reserves.

Conclusion of Fairway Project

Since the July 2, 2014 announcement of the Fairway acquisition, the Company has acquired a 10% WI and 7.5% NRI in approximately 2,080 gross acres located in Glasscock and Howard County Texas. This acreage is being held by production with ten (10) existing wells. Approximately forty-40 acre well spacing provides significant future drilling opportunities on the prospect.

Initially, the Company planned to acquire a 10% WI in the full 4,530 acres of the Fairway prospect. During its due diligence review, the Company discovered significant title impairment issues in portions of the acreage. These issues were not resolved to Victory's satisfaction. On September 23, 2014, after an extensive period of unsuccessfully trying to re-value the transaction in a commercially reasonable manner, the Company and Target Energy Limited (TELA) mutually agreed to terminate the purchase and sale agreement (PSA). Because of the mutual termination, the second closing, comprised of all undeveloped acreage at Fairway was not acquired.

Outlook

Management’s strategy is to grow proved reserves through new drilling and acquisitions, while growing the value of those reserves by focusing on oil and liquids rich gas. The additional three wells that went into production in Q3 and the two additional wells that we anticipate going into production shortly, will continue to add to the company’s growing reserves and cash-flows. Additionally, the company anticipates closing on additional significant PDP based assets in the coming months. The Company leverages both internal capabilities and strategic industry relationships to acquire working interest positions in low-to-moderate risk oil and natural gas prospects.

For the remainder of 2014, the company plans to;

1.	Grow proved reserves and cash flow by focusing on the development opportunities available at Fairway and other properties.

2.	In addition, the company anticipates making at least one more significant prospect acquisition with a focus toward proved producing reserves.

10-Q Filing Status

At September 30, 2014, the Company had not met one of the provisions of the Credit Agreement. However, as of November 19 the Company has received a waiver from the Lender on this matter providing the Company until December 1, 2014 to remedy the issue. Therefore, the Lender has not elected to accelerate any amounts due under the Loan Agreement.

The Company plans to remedy this issue by deploying additional capital from Aurora Energy Partners; therefore the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 will be delayed beyond the extended due date of November 19, 2014.

Conference Call

Management will host a conference call and webcast to discuss its third quarter 2014 financial results and provide an update on its operations.

Date: Thursday, November 20, 2014
Time: 3:00 pm ET
Dial-in (US): 1-888-287-5563
Dial-in (Intl.): 1-719-457-2727
Conference ID: 1023202
Webcast: http://public.viavid.com/index.php?id=111851

A replay of the call will be available after 6:00 pm ET November 20, 2014. To access the replay, use 877-870-5176 for U.S. callers and 858-384-5517 for international callers. The PIN number is 1023202.

About Victory Energy
Victory Energy Corporation (VYEY), is a public held, growth-oriented oil and gas exploration and production company based in Austin, Texas, with additional resources located in Midland, Texas. The company is focused on the acquisition and development of stacked multi-pay resource play opportunities in the Permian Basin that offer predictable outcomes and long-lived reserve characteristics. The company presently utilizes low-risk vertical well development, which offers repeatable and profitable outcomes. Current Company assets include interest in proven formations such as the Spraberry, Wolfcamp, Wolfberry, Mississippian, Cline and Fusselman formations. For additional information on the company, please visit www.vyey.com.

Safe Harbor Statement
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management's experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words "will," "potential," "believe," "estimated," "intend," "expect," "may," "should," "anticipate," "could," "plan," "project," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Among these forward-looking statements are statements regarding EURs, estimated BOE, estimated future gross undiscounted cash flow and estimated drilling and completion costs. Such forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including but not limited to, our ability to successfully complete pending acquisitions, integrate them with our operations and realize the anticipated benefits from the acquisitions, any unexpected costs or delays in connection with the acquisitions, changes to drilling plans and schedules by the operators of prospects, overruns in costs of operations, hazards, delays, and any other difficulties related to drilling for and producing oil or gas, the price of oil, NGLs, and gas, results of marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage and continue growth, and other factors described in the Company's most recent Annual Report on Form 10-K and any updates to those risk factors set forth in the Company's Quarterly Reports on Form 10-Q. Further information on such assumptions, risks and uncertainties is available in the Company's other filings with the Securities and Exchange Commission ("SEC") that are available on the SEC's website at www.sec.gov, and on the Company's website at www.vyey.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
Contact:

Investor Relations Contact

Derek Gradwell
SVP Natural Resources
MZ Group North America
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us